                             THE GLENMEDE FUND, INC.

                            ARTICLES SUPPLEMENTARY TO
                            ARTICLES OF INCORPORATION

         THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland ("Glenmede Fund"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified Five Million (5,000,000) authorized and unissued shares of the Institutional International Portfolio Institutional Series Shares of the par value of $.001 per share, as Institutional International Portfolio -- Flag Investors Series Class A Shares, pursuant to the following resolution adopted by the Board of Directors of Glenmede Fund on June 9, 1997:

                           RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to Article Fifth of Glenmede Fund's Articles of Amendment and
         Restatement: Five Million (5,000,000) authorized and unissued shares of capital stock of Glenmede Fund previously classified as Institutional International Portfolio - Institutional Series Shares (of the par value of $.001 per share and of the aggregate par value of Five Thousand Dollars ($5,000)) be, and hereby are, reclassified as Institutional International Portfolio-Flag Investors Series Class A Shares (the "Class A Shares");

                           FURTHER RESOLVED, that all consideration received by Glenmede Fund for the issue or sale of all shares of the Institutional International Portfolio - Institutional Series (the "Institutional Series") and of the Class A Shares, irrespective of series/class designation (collectively, a "Share Group"), shall be invested and reinvested with the consideration received by Glenmede Fund for the issue and sale of all other shares of that Share Group, together with all income, earnings, profits and proceeds thereof, including: (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Glenmede Fund allocated to shares of that Share Group by the Board of Directors in accordance with Glenmede Fund's Charter and applicable provisions of law; and each share of that Share Group shall share on the basis of relative net asset values with such other shares of that Share Group in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form;

                           FURTHER RESOLVED, that the proceeds of the redemption of a Class A Share (including a fractional share) shall be reduced by the amount of any contingent deferred sales charge, redemption fee or other amount payable on such redemption pursuant to the terms of issuance of such share or provided for in the Charter of Glenmede Fund;

                           FURTHER RESOLVED, that each share of the Share Group shall be charged on the basis of relative net asset values with each other share now or hereafter designated as a share of said Share Group (irrespective of whether said share has been designated as part of a series of said Share Group and, if so designated as part of a series, irrespective of the particular series designation) with the expenses and liabilities of Glenmede Fund in respect of all shares of that Share Group and in respect of any general expenses and liabilities of Glenmede Fund allocated by the Board of Directors to that Share Group, except that:

                           (a) shares of each class and/or series (each a
                  "Series" irrespective of whether designated as such) of the Share Group shall bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of the Glenmede Fund pursuant to which an organization or other person agrees to provide services with respect to such Series but not with respect to another Series of the Share Group ("Other Series"), as well as any other expenses and liabilities directly attributable to such Series which the Board of Directors determines should be borne solely by such Series; and

                           (b) shares of a Series of the Share Group shall not
                  bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of the Glenmede Fund pursuant to which an organization or other person agrees to provide services with respect to an Other Series, but not with respect to such Series of the Share Group as well as any other expenses and liabilities directly attributable to shares of the Share Group which the Board of Directors determines should be borne solely by such Other Series;

                           FURTHER RESOLVED, that pursuant to Article Fifth of the Articles of Amendment and Restatement and except as otherwise provided by these resolutions, each share of a Share Group shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Glenmede Fund's Articles of

         Amendment and Restatement and shall also have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other share now or hereafter designated as a share of the Share Group (irrespective of whether said share has been designated as part of a series of said Share Group and, if so designated as part of a series, irrespective of the particular series designation), except that:

                                    (i) on any matter that pertains to the
                           plans, agreements, arrangements, expenses and liabilities described in clauses (a) and (b) of the immediately preceding resolution (or to any plan or other document adopted by Glenmede Fund relating to said plans, agreements, arrangements, expenses and liabilities) or that otherwise only affects the particular Series and is submitted to a vote of shareholders of Glenmede Fund, only shares of the Series affected shall be entitled to vote, except that: (x) if said matter affects shares of an Other Series, such other affected shares shall also be entitled to vote, and in such case the shares shall be voted in the aggregate together with such other affected shares and not by Series except where otherwise required by law or permitted by the Board of Directors; and (y) if said matter or any other matters submitted to a vote of shareholders does not affect shares of a Series, said shares shall not be entitled to vote (except where otherwise required by law or permitted by the Board of Directors) even though the matter is submitted to a vote of the holders of shares of capital stock of Glenmede Fund other than the shares of that Series.

         SECOND: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified Twenty-Five Million (25,000,000) authorized and unissued shares of the Small Capitalization Equity Portfolio of a par value of $.001 per share as Global Equity Portfolio shares, pursuant to the following resolution adopted by the Board of Directors of Glenmede Fund on June 9, 1997:

                           RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to Article Fifth of Glenmede Fund's Articles of Amendment and
         Restatement: Twenty-Five Million (25,000,000) authorized and unissued shares of capital stock of Glenmede Fund previously classified as Small Capitalization Equity Portfolio Shares (of the par value of $.001 per share and the aggregate par value of Twenty-Five Thousand Dollars ($25,000) be, and hereby are, reclassified as Global Equity Portfolio shares;

                           FURTHER RESOLVED, that Global Equity Portfolio shares shall have all the rights and privileges as set forth in Glenmede Fund's Articles of Amendment and Restatement.


         General

         THIRD: The shares of capital stock of Glenmede Fund reclassified pursuant to the resolutions set forth in Articles FIRST and SECOND of these Articles Supplementary have been reclassified by Glenmede Fund's Board of Directors under the authority contained in the Articles of Amendment and Restatement of Glenmede Fund.

         FOURTH: These Articles Supplementary do not increase the authorized number of shares of Glenmede Fund or the aggregate par value thereof. The total number of shares of capital stock which Glenmede Fund is presently authorized to issue remains Two Billion Five Hundred Million (2,500,000,000) shares (of the par value of One Mill ($.001) each) and of the aggregate par value of Two Million Five Hundred Thousand ($2,500,000) of Common Stock classified as follows:

                                                          Number of Shares of
         Name of Class                                  Common Stock Allocated
         -------------                                  ----------------------

         Government Cash Portfolio.....................        700,000,000
         Tax-Exempt Cash Portfolio.....................        500,000,000
         Core Fixed Income Portfolio...................        250,000,000
         International Portfolio.......................        225,000,000
         Equity Portfolio..............................        125,000,000
         Small Capitalization Equity Portfolio.........        200,000,000
         Institutional International Portfolio -
           Institutional Shares........................        145,000,000
         Institutional International Portfolio -
           Flag Investors Series Class A Share.........          5,000,000
         Large Cap Value Portfolio.....................        125,000,000
         Emerging Markets Portfolio....................         50,000,000
         Global Equity Portfolio.......................         25,000,000
         Unclassified..................................        150,000,000
                                                               -----------

                  Total...............................       2,500,000,000

         IN WITNESS WHEREOF, The Glenmede Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf this 25th day of September, 1997.




Attest:                                              THE GLENMEDE FUND, INC.



/s/ Michael P. Malloy                                /s/ John W. Church, Jr.
-----------------------------                        ---------------------------
Michael P. Malloy                                    John W. Church, Jr.
Secretary                                            President





         THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of Glenmede Fund and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                     /s/ John W. Church, Jr.
                                                     ---------------------------
                                                     John W. Church, Jr.
                                                     President